Exhibit 99.1

CHECKERS DRIVE-IN RESTAURANTS, INC.

4300 West Cypress Street, Suite 600	*	Tampa, FL 33607	*	(813) 283-7000	*	(813) 283-7001

CONTACT:	Kim Francis
MARC Public Relations
412/562-1186

Checkers Drive-In Restaurants, Inc. Appoints Keith E. Sirois President and CEO

TAMPA, FL—May 28, 2003—Checkers Drive-In Restaurants, Inc. (NASDAQ: CHKR), the nation’s largest double drive-thru chain, today announced that the Company’s Board of Directors has appointed Keith E. Sirois to the role of President and CEO, effective immediately. The announcement was made today at the Company’s annual shareholders’ meeting in Tampa, Florida.

“More than just bringing 25 years of experience in the food service industry, Keith demonstrates the management and leadership skills we desire to drive our double drive-thru business. Whether dealing with franchisees, corporate operations, our people or new development, Keith brings the track record and commitment to generate the positive results and the vision for Checkers® and Rally’s® that we were seeking,” said Peter O’Hara, Chairman of the Board of Directors of Checkers Drive-In Restaurants, Inc.

Mr. O’Hara continued: “Checkers Drive-In Restaurants, Inc. continues competing successfully in the quick service category, with increased Company same-store sales, low debt, and attractive franchising opportunities. I am confident that Keith will lead Checkers/Rally’s to even greater success, and I congratulate him on his appointment.”

Mr. Sirois was named Interim CEO of Checkers Drive-In Restaurants, Inc. on May 1, 2003, and he has served as Vice President of Franchise Operations at Checkers since 1999 after joining Checkers in August of 1996. For more than 25 years, Mr. Sirois has held management and leadership positions with food service corporations, and his responsibilities have included: P&L; G & A; real estate; and human resources as well as operational disciplines.

In accepting the position of CEO, Mr. Sirois said, “I am excited to become President and CEO of this great Company, and I thank the Board, as well as the franchisees, my officer team and all the corporate employees of Checkers and Rally’s, for their continuing support. Checkers and Rally’s double drive-thru restaurants meets the needs of today’s ‘on-the-go’ consumers, and we have the right financials, operations, marketing strategies and, most importantly, the franchisees and staff in place to take this Company to a successful future. Checkers Drive-In Restaurants is a strong, highly competitive brand in the fast food category, and I am looking forward to a promising future and growth of our brands.”

About Checkers Drive-In Restaurants, Inc.

As of March 24, 2003, Checkers Drive-In Restaurants, Inc. and its franchisees own 398 Checkers® operating primarily in the Southeastern United States and 380 Rally’s® operating primarily in the Midwestern United States. Checkers is headquartered in Tampa, Florida. For more information about the Company, please visit www.checkers.com

Except for historical information, this announcement contains “forward-looking” and “Safe Harbor” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended and the Private Securities Litigation Reform Act of 1995. These forward-looking and Safe Harbor statements reflect management’s expectations based upon currently available information and data; however, actual results are subject to future events and uncertainties, which could cause actual results to materially differ from those projected in these statements. Further information regarding factors that could affect the company’s financial and other results is included in the company’s Forms 10Q and 10K, filed with the Securities and Exchange Commission.